UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reports): March 20, 2019

SOUTH CAROLINA ELECTRIC & GAS COMPANY

(Exact name of registrant as specified in its charter)

South Carolina	1-3375	57-0248695
(State or other jurisdiction of incorporation)	File Number) (Commission	(IRS Employer Identification No.)

100 SCANA Parkway Cayce, South Carolina 29033		29033
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code: (803) 217-9000

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2019, Dominion Energy, Inc. (Dominion Energy), and its wholly-owned subsidiaries, Virginia Electric and Power Company (Virginia Power), Dominion Energy Gas Holdings, LLC (Dominion Energy Gas), Questar Gas Company (Questar Gas) and South Carolina Electric & Gas Company (SCE&G), entered into a $6,000,000,000 Fourth Amended and Restated Revolving Credit Agreement (the Credit Facility) with JPMorgan Chase Bank, N.A., as Administrative Agent, Mizuho Bank, Ltd., Bank of America, N.A., The Bank of Nova Scotia and Wells Fargo Bank, N.A., as Syndication Agents, and other lenders named therein.

The Credit Facility will mature in March 2023, unless extended, and bear interest at a variable rate. The Credit Facility amends and restates its predecessor agreement in its entirety to add SCE&G, which became a subsidiary of Dominion Energy in January 2019, as a borrower and to make certain administrative and related changes prompted by the addition of SCE&G as a borrower. The Credit Facility can be used by SCE&G and the co-borrowers to support bank borrowings and the issuance of commercial paper, as well as to support the issuance of letters of credit. A maximum of $1,000,000,000 of the Credit Facility is available to SCE&G, assuming adequate capacity is available after giving effect to uses by co-borrowers Dominion Energy, Virginia Power, Dominion Energy Gas and Questar Gas and subject to any sub-limits for SCE&G agreed to among SCE&G and the co-borrowers from time to time.

The Credit Facility contains covenants that, in the event of default, could result in the acceleration of principal and interest payments and in some cases, termination of credit commitments unless a waiver of such requirements is agreed to by the lenders. These provisions are customary and not unique to the Credit Facility. The covenants include:

•	The timely payment of principal and interest;

•	Information requirements, including submitting required financial reports and information about changes in SCE&G’s credit ratings to lenders;

•

Performance obligations, audits/inspections, continuation of the basic nature of business, restrictions on certain matters related to merger or consolidation, and restrictions on disposition of all or substantially all assets; and

•	Limitations on liens.

SCE&G is required to pay annual commitment fees to maintain its access to the Credit Facility. In addition, the Credit Facility contains various terms and conditions that could affect SCE&G’s ability to borrow under the Credit Facility. They include a maximum 65% debt to total capital ratio that applies to SCE&G and cross-default provisions that apply separately to each borrower.

If Dominion Energy, Virginia Power, Dominion Energy Gas, Questar Gas, SCE&G or any of these companies’ material subsidiaries, as defined in the Credit Facility, fails to make payment on various debt obligations in excess of $100 million, the lenders could require that company to accelerate its repayment of any outstanding borrowings under the Credit Facility, and the lenders could terminate their commitments to lend funds to that company. Accordingly, any default by Dominion Energy, Virginia Power, Dominion Energy Gas or Questar Gas will not affect the lenders’ commitments to SCE&G.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On March 20, 2019, SCE&G gave notice of termination (effective March 25, 2019) of the $700,000,000 Second Amended and Restated Five Year Credit Agreement (the SCE&G Credit Agreement), dated as of December 17, 2015, by and among South Carolina Electric & Gas Company, the lenders referred to therein, Wells Fargo Bank, National Association, as Issuing Bank, Swingline Lender and Agent, Bank of America, N.A., as Issuing Bank and Co-Syndication Agent, Morgan Stanley Senior Funding, Inc., as Co-Syndication Agent, and Branch Banking and Trust Company, Credit Suisse AG, Cayman Islands Branch, JPMorgan Chase Bank, N.A., Mizuho Bank, LTD., MUFG Union Bank, N.A., TD Bank N.A. and UBS Securities, LLC, as Documentation Agents. SCE&G elected to terminate SCE&G Credit Agreement in conjunction with the addition of SCE&G as a borrower to the Credit Facility.

A summary of the terms of the SCE&G Credit Agreement may be found in the Current Report on Form 8-K filed by SCE&G on December 22, 2015, which summary is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

Exhibit No.	Description

10.1	$6,000,000,000 Fourth Amended and Restated Revolving Credit Agreement, dated as of March 22, 2019, among Dominion Energy, Inc., Virginia Electric and Power Company, Dominion Energy Gas Holdings, LLC, Questar Gas Company, South Carolina Electric & Gas Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Mizuho Bank, Ltd., Bank of America, N.A., The Bank of Nova Scotia and Wells Fargo Bank, N.A., as Syndication Agents, and other lenders named therein (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH CAROLINA ELECTRIC & GAS COMPANY Registrant

/s/ Carlos M. Brown
Name:	Carlos M. Brown
Title:	Senior Vice President and General Counsel

Date: March 26, 2019